Exhibit 16.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Davis Accounting Group P.C. is the former registered independent accountant of m-Wise, Inc. (the “Company”).  We have read the Company’s Current Report on Form 8-K/A dated March 5, 2009, and are in agreement with the contents of Item 4.01, paragraphs two through four.  For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

\s\ Davis Accounting Group P.C.

Cedar City, Utah,
March 5, 2009